EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - ERNST & YOUNG LLP

We consent to the incorporation by reference in the following Registration Statements:

1. Registration Statement (Form S-8) pertaining to the Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan (No. 333-181514); and

2. Registration Statement (Form S-8) pertaining to the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan (No. 333-130229); and

3. Registration Statements (Form S-8) pertaining to the Clear Channel Communications, Inc. 401(k) Savings Plan (Nos. 333-167468 and 333-132950)

of our reports dated February 25, 2016, with respect to the consolidated financial statements and schedule of Clear Channel Outdoor Holdings, Inc., and the effectiveness of internal control over financial reporting of Clear Channel Outdoor Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

San Antonio, Texas

February 25, 2016